Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FOURTH QUARTER AND

FISCAL YEAR 2021 RESULTS

Houston, Texas – November 18, 2021 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $14.1 million, or $(1.05) per diluted share, on revenue of $94.9 million for its fiscal year ended September 30, 2021. This compares with a net loss of $19.2 million, or ($1.42) per diluted share, on revenue of $87.8 million for the comparable year-ago period.

For the fourth quarter ended September 30, 2021, Geospace Technologies (the “Company”) reported revenue of $19.4 million and a net loss of $5.0 million, or ($0.39) per diluted share. For the comparable period last year, the Company recorded revenue of $21.5 million and a net loss of $3.9 million, or ($0.29) per diluted share.

Walter R. (“Rick”) Wheeler, President and CEO of the Company said, “While challenged over the past year by the ongoing havoc and instability brought on by COVID-19, we are pleased that revenue for the fiscal year ended September 30, 2021, increased by 8% over last year. This reflects a near match of revenue achieved just before the pandemic in fiscal year 2019. Performance for each of our market segments over the year was mixed. The Oil and Gas Markets segment experienced a reduction in revenue of 15%. While lower demand for our traditional marine products was a factor, the largest reduction stemmed from fewer rentals of our OBX ocean bottom recording systems. Despite this overall reduction, rental revenue from our OBX equipment increased during the last two quarters of fiscal year 2021. This suggests that OBX demand is improving, as both new and earlier stalled projects move forward. As the world emerges from the pandemic, fueling global economic recovery has increased energy demands, resulting in higher oil prices. This bolsters the likelihood of improved demand for our seismic products. However, a lag in time typically occurs between higher oil prices and greater demand for our products. This lag, in part, is the result of exploration and production (E&P) companies’ decision to allocate a significant portion of their cash flow toward shareholder reward initiatives, such as stock buybacks and dividends, as well as debt reduction. Although we believe this is a short-term trend, until E&P operators begin to reinvest capital in exploration and production, challenges will remain for our Oil and Gas Markets segment. In some upbeat news, we received a new request for proposal from a major oil company for a permanent reservoir monitoring (PRM) system. If after full consideration we provide a proposal, there is no assurance that a contract will be awarded, nor if so, that it would be awarded to us. However, this formal request in conjunction with the level of interest and quality discussions underway with other E&P companies gives us great encouragement that the potential of future PRM contracts is high.”

Wheeler continued, “In positive contrast to the Oil and Gas Markets segment, our Adjacent Markets segment reported an increase in full year revenue of 27% over last year. Industrial products made up the largest increase, due to greater demand for our water meter cables and connectors, as well as our contract manufacturing services. Higher sales of graphic imaging products also boosted revenue in this segment. With the reopening of sporting, entertainment, and other social events and gatherings, demand for these products, used in merchandise and textile printing, has grown. There was no revenue from our IoT smart water valves and cloud platform, secured through our recent Aquana acquisition. However, these products are being actively rolled out as we work closely with potential customers to incorporate their requirements. We expect revenue from our Aquana products to begin in fiscal year 2022. For the Emerging Markets segment, fiscal year 2021 marked a major milestone in the achievement of meaningful revenue from our Quantum Technology Sciences subsidiary. For the full year, this segment generated over $10 million, primarily associated with our contract to provide the U.S. Border Patrol with an advanced high-tech border security solution. We firmly believe the value of actionable information that our Quantum solutions provide will lead to future contracts across multiple U.S. government entities.”

Oil and Gas Markets Segment

Revenue from the Company’s Oil and Gas Markets segment totaled $10.7 million for the three months ended September 30, 2021. For the fiscal year, revenue from this segment totaled $52.3 million. This compares with $14.2 million and $61.7 million for the equivalent three- and twelve-month periods a year ago, reflecting respective decreases of 25% and 15%. The decrease for the three-month period is due to lower utilization of the Company’s wireless OBX nodal marine rental equipment. The twelve-month decrease in revenue is due to COVID-19 related restrictions and lower global demand for oil and gas products which has led to reduced utilization of the Company’s wireless OBX nodal marine rental equipment. The reduced twelve-month rental revenue is partially offset by the $9.9 million sale of wireless OBX nodal marine rental equipment to the former lessee and the $12.5 million sale of a land-based wireless recording system, shipped to the customer in the prior fiscal year. Although there are indicators of increased global demand for oil and gas, the Company’s Oil and Gas Markets segment will remain challenged due to minimal seismic exploration activity.

Revenue contributions to this segment from the Company’s traditional exploration products totaled $ 0.8 million and $4.5 million respectively for the three-month and twelve-month periods ended September 30, 2021. This reflects a decrease of 29% and 32% respectively compared to the same periods a year ago. The decrease for both periods is attributed to low overall demand for these products.    Recent improvements in crude oil commodity prices are not expected to result in improved demand for these products until there is an end to capital limitations, expiration of unfavorable price hedges held by the oil and gas companies and a depletion of the under-utilized seismic equipment owned by our customers.

Segment contributions from the Company’s wireless seismic products totaled $9.6 million and $45.8 million respectively for the three- and twelve-month periods ended September 30, 2021. This equates to a 26% decrease and a 15% decrease compared to the corresponding respective year ago periods. The fourth quarter decrease from last year is due to lower rentals of the Company’s wireless products over the three-month period. The full year comparative decrease is a result of lower levels of rental revenue during the year from the Company’s OBX marine nodal recording systems caused by COVID-19 related restrictions and lower global demand for oil and gas.    Demand for the Company’s OBX systems is driven by the desire of many E&P companies to find new resources near producing fields and to leverage existing offshore assets for their recovery to achieve lower costs. Increased demand for oil and natural gas, combined with recent increases in commodity pricing for such oil and gas, are expected to result in higher demand for the Company’s OBX systems in 2022.

The Company’s reservoir seismic products contributed $0.3 million and $2.0 million in total revenue for the three-month and full year periods ended September 30, 2021. This compares with $0.1 million and $0.9 million for the equivalent periods one year earlier. Increased demand in the Company’s engineering services is responsible for the increased revenue for both periods. Management believes that contracts for the manufacture and deployment of PRM systems offer the greatest opportunity for meaningful revenue from this product category. The Company has the largest installed base of PRM systems in the world and offers configurations utilizing high-resolution electromagnetic motion sensors or OptoSeis® fiber optic sensor technology. In the fourth quarter of fiscal year 2021, the Company received a request from a major oil and gas producer for the implementation of a large-scale seabed PRM system. Should the proposal and project proceed, the contract associated with this prospective customer is not anticipated to be awarded until the second quarter of fiscal year 2022. If the Company were awarded the contract, revenue from the contract would not likely be recognized until the latter part of fiscal year 2022 and beyond. The Company is also continuing its ongoing discussions with other major oil and gas producers for possible PRM systems.

Adjacent Markets Segment

Combined revenue from the Company’s Adjacent Markets segment totaled $8.6 million and $32.4 million for the three- and twelve-month periods ended September 30, 2021. This compares with $7.1 million and $25.4 million for the equivalent year ago periods, representing increases of 20% and 27% respectively. The increase in both periods is the result of increased sales of the Company’s smart water meter cable and connector products, higher demand for its contract manufacturing services, and increased demand for imaging products.    The Company expects the global supply chain shortages resulting from the COVID-19 pandemic could affect the Company’s ability to supply products to its customers in 2022. To address these global shortages, the Company’s supply chain group is actively engaged in aggressive efforts to mitigate risk with alternative sources. Additionally, the Company’s engineering group is seeking adjusted specifications for products to shorten delivery times while maintaining product integrity and functionality.

Emerging Markets Segment

The Company’s Emerging Markets segment generated revenue of $0.2 million and $10.2 million for the three-month and full year periods ended September 30, 2021. This compares with $0.2 million and $0.7 million for the similar three- and twelve-month periods of the previous year. For both periods, increased revenue is attributed to the near completion of the contract with the U.S. Customs and Border Protection, U.S. Border Patrol. The contract, awarded in April 2020 to the Company’s Quantum subsidiary, provides an advanced technology border and perimeter security solution to the Department of Homeland Security. Management believes its systems are fully aligned and complementary to the U.S. government’s stated intentions of deploying high technology means and methods to protect U.S. borders as well as other strategic assets of the U.S. Federal government.

Balance Sheet and Liquidity

For the fiscal year ended September 30, 2021, the Company spent $7.2 million in cash and cash equivalents from operating activities. The Company used $3.3 million of cash for investment activities that included (i) $9.4 million net purchases of short-term investments, and (ii) $3.2 million for additions to property, plant, and equipment, and (iii) $2.1 in additions in rental equipment. These uses were partially offset by $10.6 million of proceeds from the sale of rental equipment.    The Company used $8.2 million for financing activities that included $6.8 million for purchases of treasury stock pursuant to a stock buyback program authorized by the Company’s Board of Directors. The $7.5 million stock buyback program is expected to be completed in the first quarter of fiscal year 2022.    As of September 30, 2021, the Company had $23.6 million in cash, cash equivalents and short-term investments. The Company additionally owns unencumbered property and real estate in both domestic and international locations. In fiscal 2022, management anticipates a capex budget of $7.0 million. Subsequent to September 30, 2021, the Company terminated its credit facility with Frost Bank. This credit facility has been unused since September of 2013. The Company is currently seeking a new credit facility with multiple lenders and expects to have a new credit facility in place in the first quarter of fiscal year 2022.    The Company plans to fund its operations from its existing liquidity and cash from operations.

Wheeler concluded, “Despite the many negative impacts of COVID-19 throughout the year, our 2021 fiscal year held some remarkable accomplishments. Full year revenue from our Adjacent Markets segment reached its highest figure ever in the Company’s long history. The year also marked the beginning of meaningful revenue from our Quantum subsidiary and Emerging Markets segment. Moreover, combined revenue from products and services outside of our Oil and Gas markets segment made up 45% of the year’s total. This serves as a testament to the power of our diversification strategy and the benefits afforded in transitioning our technologies into other markets. This path forward is further evidenced in our recent addition of Aquana and its smart water management products. Likewise, our announced partnership with Carbon Management Canada to develop a cost-effective solution for monitoring carbon storage with sophisticated Quantum analytics is another example. Both endeavors seek to improve the environment, through better management of water resources in one case, and helping industry reduce atmospheric CO2 in the other. In conjunction with our strong debt-free balance sheet, these pursuits give us optimism that our opportunities for growth are outstanding.

Conference Call Information

Geospace Technologies will host a conference call to review its fourth quarter and fiscal year 2021 financial results on November 19, 2021, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 876-9176 (US) or (785) 424-1670 (International). Please reference the conference ID: GEOSQ421 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment, offshore cables, remote shutoff water values and Internet of Things (IoT) platform and provide contract manufacturing services.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the adoption, results and success of our transaction with Aquana, LLC, future demand for our Quantum security solutions the adoption and sale of our products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, the completion of new orders for channels of our GCL system, the fulfillment of customer payment obligations, the impact of and the recovery from the impact of the coronavirus (COVID-19) pandemic, our ability to manage changes and the continued health or availability of management personnel, volatility and direction of oil prices, anticipated levels of capital expenditures and the sources of funding therefor, our ability to secure a new credit facility, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels and continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenue:
Products	$9,859	$8,561	$75,864	$34,136
Rental	9,570	12,959	19,000	53,699

Total revenue	19,429	21,520	94,864	87,835

Cost of revenue:
Products	11,392	11,685	58,884	39,970
Rental	4,942	4,869	19,686	24,433

Total cost of revenue	16,334	16,554	78,570	64,403

Gross profit	3,095	4,966	16,294	23,432
Operating expenses:
Selling, general and administrative	5,851	5,301	21,926	23,068
Research and development	3,896	4,034	14,839	16,569
Goodwill impairment	—	671	—	671
Change in estimated fair value of contingent consideration	(1,811)	(534)	(3,524)	1,100
Bad debt expense (recovery)	(44)	(343)	(76)	63

Total operating expenses	7,892	9,129	33,165	41,471

Loss from operations	(4,797)	(4,163)	(16,871)	(18,039)

Other income (expense):
Interest expense	—	(7)	—	(38)
Interest income	157	178	1,441	1,102
Gain (loss) on investments, net	(3)	—	1,993	—
Foreign exchange gains (losses), net	(105)	208	(41)	491
Other, net	3	(31)	—	(109)

Total other income, net	52	348	3,393	1,446

Loss before income taxes	(4,745)	(3,815)	(13,478)	(16,593)
Income tax expense	290	49	578	2,649

Net loss	$(5,035)	$(3,864)	$(14,056)	$(19,242)

Loss per common share:
Basic	$(0.39)	$(0.29)	$(1.05)	$(1.42)

Diluted	$(0.39)	$(0.29)	$(1.05)	$(1.42)

Weighted average common shares outstanding:
Basic	13,046,620	13,548,644	13,358,930	13,525,179

Diluted	13,046,620	13,548,644	13,358,930	13,525,179

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	As of September 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$14,066	$32,686
Short-term investments	9,496	—
Trade accounts and financing receivables, net of allowance of $428 and $496	17,159	13,778
Unbilled receivables	1,051	—
Inventories, net	16,196	16,933
Property held for sale	—	587
Prepaid expenses and other current assets	2,062	953

Total current assets	60,030	64,937
Non-current financing receivables	2,938	—
Non-current inventories, net	18,103	16,930
Rental equipment, net	38,905	54,317
Property, plant and equipment, net	29,983	29,874
Operating right-of-use assets	1,191	—
Goodwill	5,072	4,337
Other intangible assets, net	7,250	8,331
Deferred cost of revenue and other assets	457	8,119

Total assets	$163,929	$186,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$6,391	$1,593
Earn-out consideration payable	807	—
Operating lease liabilities	225	—
Deferred revenue and other current liabilities	7,799	8,753

Total current liabilities	15,222	10,346
Non-current contingent consideration	5,210	10,962
Non-current operating lease liabilities	1,009	—
Non-current deferred revenue and other liabilities	31	4,567

Total liabilities	21,472	25,875

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,738,971 and 13,670,639 shares issued, respectively; and 12,969,542 and 13,670,639 shares outstanding, respectively	137	137
Additional paid-in capital	92,935	90,965
Retained earnings	72,510	86,566
Accumulated other comprehensive loss	(16,320)	(16,698)
Treasury stock, at cost, 769,429 shares at September 30, 2021	(6,805)	—

Total stockholders’ equity	142,457	160,970

Total liabilities and stockholders’ equity	$163,929	$186,845

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Year Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(14,056)	$(19,242)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax expense	3	181
Rental equipment depreciation	15,075	17,945
Property, plant and equipment depreciation	3,956	4,016
Amortization of intangible assets	1,746	1,732
Goodwill impairment expense	—	671
Accretion of discounts on short-term investments	96	—
Stock-based compensation expense	1,970	2,305
Bad debt expense (recovery)	(76)	63
Inventory obsolescence expense	3,001	4,726
Change in estimate of collectability of rental revenue	—	7,993
Change in estimated fair value of contingent consideration	(3,524)	1,100
Gross profit from sale of used rental equipment	(6,678)	(743)
Gain on disposal of property, plant and equipment	—	(116)
Realized gain on sale of investments, net	(1,993)	—
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivables	(2,973)	2,482
Unbilled receivables	(1,051)	—
Inventories	(7,674)	5
Deferred cost of revenue and other assets	5,368	(7,786)
Accounts payable trade	4,712	(2,453)
Deferred revenue and other liabilities	(5,074)	5,243

Net cash provided by (used in) operating activities	(7,172)	18,122

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,188)	(2,916)
Investment in rental equipment	(2,121)	(5,487)
Proceeds from the sale of property, plant and equipment	16	204
Proceeds from the sale of used rental equipment	10,626	4,149
Purchase of short-term investments	(12,544)	—
Proceeds from the sale of short-term investments	3,170	—
Business acquisition, net of acquired cash	(1,346)	—
Proceeds from sale of investment in debt security	2,069	—

Net cash used in investing activities	(3,318)	(4,050)

Cash flows from financing activities:
Payments on contingent consideration	(1,421)	(78)
Purchase of treasury stock	(6,805)	—

Net cash used in financing activities	(8,226)	(78)

Effect of exchange rate changes on cash	96	(233)

Increase (decrease) in cash and cash equivalents	(18,620)	13,761
Cash and cash equivalents, beginning of fiscal year	32,686	18,925

Cash and cash equivalents, end of fiscal year	$14,066	$32,686

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Year Ended

	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Oil and Gas Markets
Traditional seismic exploration product revenue	$782	$1,100	$4,518	$6,653
Wireless seismic exploration product revenue	9,614	12,999	45,751	54,072
Reservoir product revenue	312	110	1,983	936

	10,708	14,209	52,252	61,661
Adjacent Markets segment revenue:
Industrial product revenue	5,500	4,437	21,335	15,622
Imaging product revenue	3,051	2,697	11,084	9,818

	8,551	7,134	32,419	25,440
Emerging Markets segment revenue:
Border and perimeter security product revenue	170	177	10,193	734

Corporate	—	—	—	—

Total revenue	$19,429	$21,520	$94,864	$87,835

	Three Months Ended		Nine Months Ended

	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Operating income (loss):
Oil and Gas Markets segment	$(2,971)	$(1,051)	$(16,229)	$(2,139)
Adjacent Markets segment	1,604	1,347	6,423	4,017
Emerging Markets segment	(253)	(1,029)	5,033	(6,064)
Corporate	(3,177)	(3,430)	(12,098)	(13,853)

Total operating loss	$(4,797)	$(4,163)	$(16,871)	$(18,039)